Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Bluerock Homes Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share	Other(2)	425,000	$13.515	(2)	$5,743,875.00	$153.10 per $1 million	$879.39
Total Offering Amounts						$5,743,875.00	—	$879.39
Total Fee Offsets(3)								—
Net Fee Due								$879.39

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of the Company’s Class A Common Stock registered hereunder includes such additional number of shares of Class A Common Stock that may become issuable under the Company’s Amended and Restated Equity Incentive Plan in accordance with the adjustment and anti-dilution provisions thereof.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of the Company’s Class A Common Stock as reported on the NYSE American on July 14, 2025.

(3)	The Company does not have any fee offsets.